Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-222213 and 333-226502) on Form S-8 of L.B. Foster Company, of our report dated June 13, 2025, with respect to the statements of net assets available for benefits of L.B. Foster Company 401(k) and Profit-Sharing Plan as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024 and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of L.B. Foster Company 401(k) and Profit-Sharing Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 13, 2025